                                   EXHIBIT 2

                            STOCK OPTION AGREEMENT

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED


     STOCK OPTION AGREEMENT, dated July 20, 1998, between GLOBALINK, INC., a Delaware corporation ("Issuer"), and LERNOUT & HAUSPIE SPEECH PRODUCTS N.V., a Belgian corporation ("Grantee").

                              W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith, (the "Merger Agreement"), which agreement has been executed by the parties hereto simultaneously with this Agreement; and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     l. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to that number of fully paid and nonassessable shares of Issuer's Common Stock, par value $.01 per share ("Common Stock"), as will equal 16% of the issued and outstanding Common Stock on the date hereof, at a price of $5.60 per share (the "Option Price"); provided further that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 16% of the Issuer's issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 16% (less such number of shares acquired pursuant to prior exercises of the Option) of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or in part, at any time or from time to time for a period (the "Exercise Period") commencing upon the satisfaction of all of the conditions set forth in
Section 2(b)(i), (ii), (iii) and (iv), and ending on the later to occur of (i) twelve

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Stock Option Agreement                                                    Page 1
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(12) months from the date of the termination of the Merger Agreement, (ii)
ninety (90) days following the consummation of an Acquisition Transaction (as defined in the Merger Agreement, except that, for purposes of this Agreement, all occurrences in such definition of (a) the figure 15% shall be replaced with 25% and (b) the figure 85% shall be replaced by 75%) effected during the twelve
(12) month period referred to in clause (i), or (iii) ninety (90) days following the consummation of an Acquisition Transaction effected after the twelve (12) month period referred to in clause (i), but with respect to which the Issuer or any of its Subsidiaries or Affiliates has entered into a definitive agreement with a third party within said twelve (12) month period. The term "Holder" shall mean the holder or holders of the Option.

     (b) The obligation of the Issuer to sell shares of Common Stock subject to this Option is subject to the satisfaction of all of the following conditions:

          (i) The conditions requiring the Issuer to pay the Grantee the Termination Fee pursuant to Section 6.5(c) of the Merger Agreement shall have occurred;

          (ii) Prior to or within twelve (12) months after the termination of the Merger Agreement, the Issuer or any of its Subsidiaries, or any Company Affiliate shall have entered into a definitive agreement with a third party with respect to an Acquisition Transaction or an Acquisition Transaction shall have been effected;

          (iii) There shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Option; and

          (iv)  The representations and warranties of Grantee contained in
Section 10 hereof shall be true and correct in all material respects on the date thereof as if made on such date.

This Option shall terminate, and the Grantee shall have no rights hereunder in the event that (a) the Merger contemplated by the Merger Agreement is consummated, (b) the Merger Agreement is terminated under circumstances that could not give rise to the satisfaction of the conditions set forth in clause 2(b)(i) of this Option, or (c) Holder fails to exercise the Option prior to the expiration of the Exercise Period.

          (c) Issuer shall notify Grantee promptly in writing of the occurrence of an event described in clause 2(b)(ii) (a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the option.

          (d) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place in the Eastern United States and (a) date not earlier than three (3) business days nor later than thirty (30) days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of any regulatory agency is required in connection with such purchase, the Holder and, to the extent required, the Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have

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Stock Option Agreement                                                    Page 2
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been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (e) At the closing referred to in subsection (d) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer. The failure or refusal of Issuer to designate a bank account for deposit of the purchase price shall not preclude the Holder from exercising the Option.

          (f) At such closing, simultaneously with the delivery of immediately available funds, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to issuer the original executed copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

          (g) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and the Corporation and to resale restrictions arising under the Securities Act of 1933, as amended, and applicable state law. A copy of such agreement is on file at the principal office of the Corporation and will be provided to the holder hereof without charge upon receipt by the Corporation of a written request therefor."

          (h) It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivering of substitute certificate(s) without such reference if shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (i) Upon the giving by the Holder to Issuer of the irrevocable written notice of exercise of the Option provided for under subsection (d) of this
Section 2 and the tender of the applicable purchase price, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer may then be closed or that certificates representing such shares of Common Stock may not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable by the Issuer in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder.

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Stock Option Agreement                                                    Page 3
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     3.   Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; and
(iii) promptly to take all action as may from time to time be required
(including complying with all premerger notification reporting and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law) in order to permit the Holder to exercise the Option and the Issuer to duly and effectively issue shares of Common Stock pursuant hereto.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the outstanding Common Stock, as a class, by reason of stock dividends, on the Common Stock, split-ups, combinations, subdivisions, exchanges of shares, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     6. Upon the occurrence of a Triggering Event that occurs prior to the end of the Exercise Period, Issuer shall, upon written request of Grantee, within 90 days of such Triggering Event, promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares of Common Stock issued and issuable pursuant to this Option ("Option Shares") and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any Option Shares issued upon total or partial exercise of this Option in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand only one such registration. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option Shares as provided above, Issuer is in registration with respect to an underwritten

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Stock Option Agreement                                                    Page 4
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public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder or the Issuer in connection with such registration, the Holders or the Issuer, as the case may be, shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. As a condition to the Company's obligations under this paragraph the Holder shall either first exercise this Option or irrevocably agree to exercise this Option upon or prior to the effective date of the Registration Statement.

     7. (a) (i) At any time following the date on which this Option became exercisable and (ii) at or within 30 days following the exercise of the Option, either in whole or in part, upon request of the Issuer, Holder shall in the case of clause (i) tender the Option, and in the case of clause (ii) tender the Option Shares to the Issuer for repurchase with respect to the Option at a repurchase price (the "Option Repurchase Price") equal to the product obtained by multiplying (1) the number of shares as to which this Option is then exercisable by (2) the difference between the market/offer price (defined below) and the exercise price per share, and with respect to the Option Shares at a price (the "Option Share Repurchase Price") equal to the market/offer price (as defined below) multiplied by the number of Option Shares to be repurchased. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made,
(ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement dated after the date hereof with Issuer contemplating an Acquisition Transaction, (iii) the highest closing price per share of the Common Stock for the thirty (30) trading days immediately preceding the Issuer's election hereunder; or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining net assets of Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder and reasonably acceptable to the Issuer.

          (b) Upon Issuer's request pursuant to Section 7(a), Holder shall surrender to Issuer, at its principal office, the Option or the certificates for the Option Shares to be repurchased. Within five business days after the surrender of the Option or the certificates representing Option Shares to be repurchased, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price or the Option Share Repurchase Price therefor as applicable.


     8. (a) In the event that prior to the expiration of the Exercise Period, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving Corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common

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Stock Option Agreement                                                    Page 5

Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, unless the Issuer elects to repurchase the Option or the Option Shares pursuant to Section 7(a) hereof, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

          (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (3) "Substitute Option Issuer" shall mean the issuer of the Substitute Option.


          (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the market/offer price multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price (which shall mean the average closing price of a share of the Substitute Common Stock for the thirty (30) trading days immediately preceding the consolidation, merger or sale in question). The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 16% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 16% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the excess shall be canceled.

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Stock Option Agreement                                                    Page 6

          (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At any time after the issuance of the Substitute Option or at or within thirty days after exercise of the Substitute Option, either in whole or in part, upon request of the Substitute Option Issuer, the Substitute Option Holder shall tender the Substitute Option or the Substitute Option Shares to the Substitute Option Issuer for repurchase at a price with respect to the Substitute Option (the "Substitute Option Repurchase Plan") equal to the number of shares under the Substitute Option multiplied by the difference between the highest closing price (as defined below) and the exercise price, and with respect to the Substitute Option Shares (the "Substitute Option Share Repurchase Price") equal to the highest closing price (as defined below) multiplied by the number of Substitute Option Shares to be repurchased. The term "highest closing price" shall mean the highest closing price for shares of Substitute Common Stock within the thirty (30) trading day period immediately preceding the date the Substitute Option Issuer gives notice of the required repurchase of the Substitute Option or the Substitute Option Shares to be repurchased.

          (b) Upon the Substitute Option Issuer's request, the Substitute Option Holder shall surrender to the Substitute Option Issuer, at its principal office, the Substitute Option or the certificates for the Substitute Option Shares to be repurchased. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option or the certificates representing Substitute Option Shares to be repurchased, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price or the Substitute Option Share Repurchase Price as applicable.

     10. The period for exercise of certain rights under Sections 2 and 6 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary under Section 16(b) of the 1934 Act by reason of such exercise.

     11.  [Intentionally Omitted.]


     12.  Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and

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Stock Option Agreement                                                    Page 7
security interests created by the Issuer or the Acquiring Corporation (as applicable) and not subject to any preemptive rights.

          (c) Issuer has taken all action so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under any other agreement.

     13.  Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

     14. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

     15. Each of Grantee and Issuer will use commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the American Stock Exchange (or other applicable exchange or quotation system) upon official notice of issuance.

     16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or the Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Sections 7 or 9, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire and of the Holder to allow Issuer or the Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

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Stock Option Agreement                                                    Page 8

     18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     19. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

                           [SIGNATURE PAGE TO FOLLOW]

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Stock Option Agreement                                                    Page 9

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                              LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.


                              By:
                                 -----------------------------------------
                                 Name:
                                 Title:



                              GLOBALINK, INC.


                              By:
                                 -----------------------------------------
                                 Name:
                                 Title:


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Stock Option Agreement                                                   Page 10